PTC PREPARED REMARKS SECOND QUARTER FISCAL 2020 April 29, 2020 Please refer to the “Important Information About Our Operating and Non-GAAP Financial Measures” below for important information about those measures, definitions and reconciliation to the nearest GAAP measures, and other important disclosures. Additional financial information is provided in the PTC Financial Data Tables posted with these prepared remarks to PTC’s Investor Relations website at investor.ptc.com. Key Performance Measures Revenue dollars and growth rates as reported. Q2’19 and Q2’20 Cash from Operations and FCF are trailing twelve months. Cash from Operations and FCF for the Q2’20 and Q2’19 trailing twelve months include restructuring payments of $28M and $19M, respectively. Cash from Operations and FCF for the FY’20 Guidance and FY’19 include restructuring payments of $45M and $25M, respectively. 1 ptc

Key Highlights of Operating and Financial Measures

In millions, except per share amounts	Q2'20	YoY	YoY CC	Management Comments
ARR	$1,179	10%	11%	• ARR growth of 11% YoY CC was consistent with the previous quarter and in line with expectations, driven by double-digit ARR growth across Europe and Asia. • We saw notable strength in the Core business, growing above the high single-digit market growth rate.
Revenue	$360	24%	25%	• Revenue is impacted by the adoption of ASC 606 and related business policy changes. • Revenue grew 25% YoY CC, driven by notable strength across our Core and Growth businesses offset by mid-single digit growth in our FSG business. • We continued to see strong growth in recurring revenue, which makes up 88% of total revenue, with YoY CC growth in the mid-30's, partially offset by a low double-digit decline in professional services revenue primarily due to an extension to complete work on a fixed price professional services contract. • We saw strong YoY growth in both Europe and the Americas, growing in the mid to upper twenties, and the APAC region saw growth in the mid-teens.
GAAP EPS Non-GAAP EPS	$0.06 $0.59	117% 173%	114% 196%	• GAAP EPS improved $0.43 compared to a loss of $(0.37) in Q2'19, reflecting continued financial discipline and recurring revenue growth. • Non-GAAP EPS improved $0.37 compared to Q2'19 reflecting recurring revenue growth and continued financial discipline.
Cash from Operations Free Cash Flow	$88 $82	(38)% (32)%		• Cash from operations was $88M, compared to $141M in Q2'19. • Free cash flow was $82M compared to $120M in Q2'19. Cash collections were higher in Q2'19 due to last-time perpetual license sales in Asia in Q1'19. • Cash from operations and free cash flow in Q2'20 include $18M in restructuring payments and $2M in acquisition-related payments. Cash from operations and free cash flow in Q2'19 include $10 million in restructuring payments.

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Operating Performance

Operating expense and operating margin are impacted by the adoption of ASC 606 and related business policy changes.

In millions	Q2'20	YoY	YoY CC	Management Comments
Operating Expense: GAAP Non-GAAP	 $227 $183	 (3)% 4%	 (3)% 4%	• GAAP operating expenses declined 3% YoY compared to Q2'19, reflecting continued financial discipline. • Non-GAAP operating expenses increased 4% compared to Q2'19, slightly below our expectation that operating expenses will grow at half the rate of ARR growth.
Operating Margin: GAAP Non-GAAP	 14% 29%	 2200 bps 1300 bps	 2300 bps 1400 bps	• GAAP operating margin of 14%, increased 500 bps sequentially, and 2300 bps YoY CC compared to Q2'19 GAAP operation margin of (8)%. • Non-GAAP operating margin of 29%, increased 300 bps sequentially, and 1400 bps YoY CC compared to Q2'19. • Both GAAP and non-GAAP operating margin increased due to continued financial discipline.

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ARR Performance by Product Group

In millions	Q2'20	YoY	YoY CC	Management Comments
Core (CAD & PLM)	$848	9%	10%	• Core product ARR growth of 10% YoY CC was above the high single-digit market growth rate. • ARR growth was driven by mid-teens ARR YoY CC growth in PLM, most notably in Japan and Europe.
Growth (IoT, AR & Onshape)	$153	29%	30%	• ARR growth of 30% YoY CC was driven by above-market growth in AR most notably in Japan and Europe. • IoT ARR was impacted by a slowdown in large transactions at the end of the quarter. • Onshape continues to perform in line with expectations.
Focused Solutions Group (FSG)	$178	1%	2%	• Q2'20 ARR growth of 2% YoY CC reflects low double-digit ARR YoY CC growth in APAC excluding Japan and mid-single digit ARR YoY CC growth in Europe offset by declines in Japan. ARR contribution for the Americas was consistent with Q2'19.

ARR Performance by Region

In millions	Q2'20	YoY	YoY CC	Management Comments
Americas	$532	8%	8%	• America's ARR growth of 8% YoY was driven by mid-20% ARR YoY CC growth of our Growth products and high single-digit ARR YoY growth of our Core products.
Europe	$445	11%	13%	• Europe's ARR growth of 13% YoY CC was driven by low-40% ARR YoY CC growth of our Growth products and low double-digit ARR YoY CC of our Core products.
APAC	$202	12%	13%	• APAC's ARR growth of 13% YoY CC was driven by upper-30% ARR YoY CC growth of Growth products and low double-digit ARR YoY CC growth of our Core products.

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Software Revenue Performance by Product Group

- Software revenue is impacted by the adoption of ASC 606 and related business policy changes.

In millions	Q2'20	YoY	YoY CC	Management Comments
Core (CAD & PLM)	$234	36%	38%	• Software revenue growth for our Core products grew 38% YoY CC driven by very high growth in subscription revenue, partially offset by an upper-teens YoY CC decline in perpetual support revenue. • Substantially all our Core product software revenue is recurring.
Growth (IoT, AR & Onshape)	$43	22%	23%	• Software revenue growth of 23% YoY CC for our Growth products was driven by upper-30% YoY CC growth in subscription revenue, partially offset by a mid-teens YoY CC decline in perpetual license revenue. • Total recurring revenue for our Growth products increased 33% YoY CC.
Focused Solutions Group (FSG)	$46	12%	13%	• Software revenue growth for our FSG products grew 13% YoY CC driven by a low-40% YoY CC growth in subscription revenue, partially offset by a mid-teens YoY CC decline in perpetual support revenue. • Total recurring revenue grew 14% YoY CC for our FSG products.

Software Revenue Performance by Region

In millions	Q2'20	YoY	YoY CC	Management Comments
Americas	$139	28%	29%	• Americas software revenue grew 29% YoY CC, driven by very high growth in subscription revenue, partially offset by a low-teens decline in perpetual support revenue. • Total recurring revenue grew 31% YoY.
Europe	$132	36%	39%	• Europe software revenue growth of 39% YoY CC was driven by very high growth in subscription revenue, partially offset by an upper-teens YoY CC decline in perpetual support revenue.
APAC	$53	20%	22%	• APAC software revenue growth of 22% YoY CC was driven by high growth in subscription revenue, partially offset by a low-20% YoY CC decline in perpetual support revenue. • Software revenue in Japan grew 28% YoY CC.

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Other Highlights in Quarterly Operating Performance  Cash, cash equivalents, and marketable securities totaled $884 million as of March 28, 2020.  As of March 28, 2020, gross borrowings totaled $1.6 billion, including $1.5 billion of senior notes and $148 million outstanding under our revolving credit facility. Under both our senior notes and our revolving credit facility, there are leverage and other covenants. Currently, we comply with all covenants. We are comfortable with our liquidity position and our capital structure, including future compliance with our covenants.  We will redeem all $500 million of our 6% Senior Notes due 2024 on May 15, 2020. Following this redemption, our aggregate interest rate on our senior debt will decrease from 6% to 3.8%, with maturity dates for the two $500 million notes series we closed in early February extended to 2025 and 2028, respectively. We believe this is a very attractive and stable debt structure, especially considering the current economic backdrop. Fiscal 2020 Outlook Revised Fiscal 2020 Guidance Our revised fiscal 2020 financial outlook includes the following assumptions:  Impact of weakening of macroeconomic conditions related to COVID-19 crisis.  A severe disruption in new bookings growth, down 30% YoY at the midpoint for the back half of the year. o The low end of the range assumes ~50% decline in new bookings for Q3’20 and Q4’20. o The high end of the range assumes a ~30% decline in new bookings for Q3’20 and a ~20% decline in Q4.  Churn deteriorates ~100 bps to 8%, rather than a modest improvement over FY’19.  Operating expense growth of roughly 2% YoY, compared to our previous projection of 9% YoY, due primarily to restructuring activity conducted in H1’20 as well as increased cost discipline related to headcount additions, variable compensation expense, travel and marketing expense.  GAAP tax rate is expected to be 20%, Non-GAAP tax rate is expected to be 19%. 6

In millions except per share amounts	Previous Guidance	Revised Guidance	YoY	Comments
ARR	$1,270 - $1,295	$1,220 - $1,255	9% - 12%	Decreased $45M at the midpoint due to COVID-19 impact on remainder of FY'20
Cash from Operations	$245 - $265	~$222	~(22)%	Decreased $33M from previous midpoint due to lower top line performance primarily offset by cost controls in the back half of FY'20.
Free cash flow (1)	$218 - $238	~$200	~(10)%	Decreased $28M from previous midpoint due to reasons mentioned above, partially offset by $5M lower capex.
Revenue	$1,445 - $1,525	$1,400 - $1,430	11% - 14%	Decreased $70M at the midpoint due to COVID-19 impact on new bookings, lower Professional Services and Perpetual License revenue, and lower expected contract durations.
GAAP Operating Margin	11% - 15%	13% - 14%	800 - 900 bps	Tightened the range by 200 bps on the low-end of the range and 100 bps on the high-end of the range.
Non-GAAP Operation Margin (2)	26% - 29%	27% - 28%	700 - 800 bps	Tightened range by 100 bps on either side.
GAAP EPS	$0.71 - $1.23	$0.70 - $0.84	404% - 465%	Decreased the midpoint of the range by $0.20 reducing the high-end by $0.39 due to reasons mentioned above.
Non-GAAP EPS (2)	$2.15 - $2.65	$2.20 - $2.35	34% - 43%	Increased low end of the range by $0.05 and reduced high-end of the range by $0.30. Midpoint decreased $0.13.

(1) Cash from operations and free cash flow include ~$65 million of interest payments, ~$45 million of restructuring and ~$10 million of acquisition-related payments; free cash flow includes capital expenditures of ~$22 million.

(2) The FY'20 non-GAAP guidance excludes the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known nor reflected).

In millions	FY'20
Acquisition-related charges	$7
Restructuring and other charges	$32
Intangible asset amortization expense	$56
Stock-based compensation expense	$102
Debt early redemption premium	$15
Total Estimated Pre-Tax GAAP adjustments	$212

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PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended	
	March 28, 2020	March 30, 2019
GAAP revenue	$ 359,603	$ 290,451
Fair value adjustment of acquired deferred subscription revenue	-	-
Fair value adjustment of acquired deferred services revenue	-	198
Non-GAAP revenue	$ 359,603	$ 290,649
GAAP gross margin	$ 276,576	$ 210,547
Fair value adjustment of acquired deferred revenue	-	198
Fair value adjustment to deferred services cost	-	(77)
Stock-based compensation	3,000	3,112
Amortization of acquired intangible assets included in cost of revenue	6,879	6,842
Non-GAAP gross margin	$ 286,455	$ 220,622
GAAP operating income	$ 50,025	$ (22,858)
Fair value adjustment of acquired deferred revenue	-	198
Fair value adjustment to deferred services cost	-	(77)
Stock-based compensation	20,484	26,967
Amortization of acquired intangible assets included in cost of revenue	6,879	6,842
Amortization of acquired intangible assets	7,288	5,930
Acquisition-related and other transactional charges included in general and administrative	261	372
Restructuring and other charges, net	18,242	26,980
Non-GAAP operating income (1)	$ 103,179	$ 44,354
GAAP net income	$ 7,156	$ (43,513)
Fair value adjustment of acquired deferred revenue	-	198
Fair value adjustment to deferred services cost	-	(77)
Stock-based compensation	20,484	26,967
Amortization of acquired intangible assets included in cost of revenue	6,879	6,842
Amortization of acquired intangible assets	7,288	5,930
Acquisition-related and other transactional charges included in general and administrative	261	372
Restructuring and other charges, net	18,242	26,980
Early redemption interest expense penalty	15,000	-
Income tax adjustments (2)	(6,855)	2,138
Non-GAAP net income	$ 68,455	$ 25,837
GAAP diluted earnings per share	$ 0.06	$ (0.37)
Fair value adjustment of acquired deferred revenue	-	-
Stock-based compensation	0.18	0.23
Amortization of acquired intangibles	0.12	0.11
Acquisition-related and other transactional charges	-	-
Restructuring and other charges, net	0.16	0.23
Early redemption interest expense penalty	0.13	-
Income tax adjustments	(0.06)	0.02
Non-GAAP diluted earnings per share	$ 0.59	$ 0.22
GAAP diluted weighted average shares outstanding	116,017	118,461
Dilutive effect of stock-based compensation plans	-	881
Non-GAAP diluted weighted average shares outstanding	116,017	119,342

(1) Operating margin impact of non-GAAP adjustments:

	Three Months Ended	
	March 28, 2020	March 30, 2019
GAAP operating margin	13.9%	-7.9%
Fair value adjustment of acquired deferred revenue	0.0%	0.1%
Fair value adjustment to deferred services cost	0.0%	0.0%
Stock-based compensation	5.7%	9.3%
Amortization of acquired intangibles	3.9%	4.4%
Acquisition-related and other transactional charges	0.1%	0.1%
Restructuring and other charges, net	5.1%	9.3%
Non-GAAP operating margin	28.7%	15.3%

(2) We have recorded a full valuation allowance against our U.S. net deferred tax assets. As we are profitable on a non-GAAP basis, the 2020 and 2019 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above.

Important Disclosures Important Information About Our Non-GAAP Financial Measures PTC provides non-GAAP supplemental financial information to its financial results. We use these non- GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These, non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non- GAAP measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP financial measures in conjunction with our GAAP results. Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock- based compensation, amortization of acquired intangible assets, acquisition-related charges included in general and administrative costs, restructuring and other charges, debt early redemption premium and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019. Free Cash Flow - PTC also provides information on “free cash flow” (a non-GAAP financial measure) to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures. Constant Currency Change Metric - We present CC information for revenue, EPS, and ARR to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC revenue, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2019, excluding the effect of any hedging, rather than the actual exchange rates in effect during that period. Operating Measure ARR - To help investors understand and assess the success of our subscription transition, we provide an ARR operating measure. On September 5, 2019, we revised the ARR definition. ARR represents the annualized value of our portfolio of recurring customer arrangements as of the end of the reporting period, including subscription software, cloud, and support contracts. We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from new customers, existing customer expansions and includes the impact of churn (gross churn net of pricing). Because this measure represents the annualized value of recurring customer contracts as of the end of a reporting period, ARR does not represent revenue or billings for any particular period or remaining revenue that will be recognized in future periods. 9

Forward-Looking Statements Statements in this document that are not historic facts, including statements about our future financial and growth expectations and targets, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the COVID-19 pandemic impact on the global macroeconomic environment and our business could be more severe and prolonged than we expect; the macroeconomic and/or global manufacturing climates may deteriorate further due to, among other factors, the geopolitical environment, including the focus on technology transactions with non-U.S. entities and potential expanded prohibitions, and ongoing trade tensions and tariffs; customers may continue to delay or reduce purchases of new software, to reduce the number of subscriptions they carry, or delay payments to us due to the COVID-19 pandemic, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our Internet of Things (IoT), Augmented Reality and Onshape businesses, may not expand and/or generate the revenue we expect if customers are slower to adopt those technologies than we expect or adopt competing technologies; bookings associated with minimum purchase commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers; our strategic initiatives and investments may not generate the revenue we expect; we may be unable to expand our partner ecosystem as we expect and our partners may not generate the revenue we expect; we may be unable to generate sufficient operating cash flow to repay our outstanding debt when or as we expect or to return 50% of free cash flow to shareholders under our long-term capital plan, and other uses of cash or our credit facility limits or other matters could preclude such repayments or share repurchases; we may be unable to expand our partner ecosystem as we expect; and our partners may not generate the revenue we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. 10